EXHIBIT 21.1

Subsidiaries of Biosite Incorporated

Subsidiary corporation	Place of incorporation
Biosite GmbH	Germany
Biosite France S.A.S.	France
Biosite Ltd	United Kingdom
Biosite BVBA	Belgium
Biosite S.r.l.	Italy
Biosite B.V.	Netherlands
Biosite International sarl	Switzerland